Exhibit 3.2

CORRECTED

CERTIFICATE OF INCREASE

OF

AUTHORIZED NUMBER OF SHARES

OF

12¾% CUMULATIVE EXCHANGEABLE PREFERRED STOCK

OF

GRANITE BROADCASTING CORPORATION

(Pursuant to Sections 103(f) and 151 of the
General Corporation Law of the State of Delaware)

This Corrected Certificate of Increase of Authorized Number of Shares of 12¾% Cumulative Exchangeable Preferred Stock of Granite Broadcasting Corporation, dated as of July 13, 2006, is being duly executed and filed on behalf of Granite Broadcasting Corporation (the “Corporation”) by the undersigned, being an authorized officer of the Corporation, pursuant to Section 103(f) of the General Corporation Law of the State of Delaware to correct the Certificate of Increase of Authorized Number of Shares of 12¾% Cumulative Exchangeable Preferred Stock of the Corporation (the “Certificate of Increase”) first filed with the Office of the Secretary of State of the State of Delaware on July 3, 2006.  The inaccuracy or defect to be corrected is to correct the number of authorized shares of 12¾% Cumulative Exchangeable Preferred Stock prior to the increase in the number of authorized shares from 312,907 shares, as reported in error in the Certificate of Increase, to 316,080 shares.

The Corrected Certificate of Increase reads in its entirety as follows:

The Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

That the Third Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on May 3, 1994 and a Certificate of Designations of the Powers, Preferences and Relative,

Participating, Optional and Other Special Rights of 12¾% Cumulative Exchangeable Preferred Stock and Qualifications, Limitations and Restrictions Thereof, was filed in said office of the Secretary of State on January 31, 1997. The number of authorized shares of 12¾% Cumulative Exchangeable Preferred Stock of the Corporation as of June 30, 2006 was 316,080 shares.

That the Board of Directors of the Corporation at a meeting held on June 30, 2006 duly adopted a resolution authorizing and directing an increase in the authorized number of shares of 12¾% Cumulative Exchangeable Preferred Stock of the Corporation to 450,000 shares, all in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Granite Broadcasting Corporation has caused this certificate to be signed by Lawrence I. Wills, its Senior Vice President — Chief Financial Officer, this 19th day of July, 2006.

GRANITE BROADCASTING CORPORATION

By	: /s/ Lawrence I. Wills
Name: Lawrence I. Wills
Title: Senior Vice President — Chief Financial Officer